Exhibit 99.1

News Release

Valley National Bancorp Announces Transition of Chief Financial Officer Alan Eskow

WAYNE, NJ – February 4, 2019 - Valley National Bancorp (NASDAQ: VLY), the holding company for Valley National Bank, announced today the transition of Chief Financial Officer Alan Eskow to a Senior Advisor position supporting the Bank’s CEO and President, Ira Robbins.

Eskow will continue in his capacity as CFO for Valley National Bancorp and Valley National Bank until a successor is named. Once the company concludes the search for a new CFO, Eskow will remain at Valley as an Executive Officer and Senior Executive Vice President.

“As we search nationally to find a replacement, Alan will continue to provide the sustained leadership and financial continuity necessary until the conclusion of this process,” remarked Ira Robbins. “Alan’s new role of Senior Executive Vice President and Corporate Advisor will report directly to me as a member of the Management Committee. His broad experience in the industry and deep knowledge of Valley will support and accelerate the execution of many strategic initiatives underway. I look forward to Alan’s continued guidance as we seek to move forward and I extend my gratitude to him for both his personal counsel and corporate leadership during his 18 years as Valley’s CFO.”

About Valley

As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $31 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates approximately 226 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com  or call our Customer Service Center at 800-522-4100.

# # #